Durham Jones & Pinegar, P.C.

111 East Broadway, Suite 900

P O Box 4050

Salt Lake City, Utah  84110

801.415.3000

801.415.3500 Fax

www.djplaw.com

September 14, 2009

Medizone International, Inc.

144 Buena Vista

P.O.Box 742

Stinson Beach, CA 94970

Re:

Registration Statement on Form S-8 relating to 2009 Incentive Stock Plan

Dear Sirs:

We have acted as counsel for Medizone International, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 8,000,000 shares of the Company’s Common Stock, par value $.001 per share (the “Shares”), to be issued pursuant to the Company’s 2009 Incentive Stock Plan.

In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares described in the above-referenced Registration Statement, when issued pursuant to the terms of the consulting agreements or resolutions of the Company, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus to be delivered thereunder.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

DURHAM JONES & PINEGAR, P.C.

/s/ Durham Jones & Pinegar, P.C.

SALT LAKE CITY | OGDEN | ST. GEORGE | LAS VEGAS

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